AMENDMENT 2005-1

TO THE

ALLEGHENY ENERGY, INC.

REVISED PLAN FOR DEFERRAL OF COMPENSATION OF DIRECTORS

Allegheny Energy, Inc. (the “Company”) desires to amend the Revised Plan for Deferral of Compensation of Directors (the “Revised Plan”) as follows:

1.	Effective as of December 30, 2005, Section 2 of the Revised Plan is amended in its entirety to read as follows:

“2.            An election to defer for a single succeeding calendar year shall be irrevocable.”

2.	Effective as of December 30, 2005, Section 4 of the Revised Plan is amended to delete the reference to the phrase “of retainer” and to the phrase “of the retainer.”
3.	Effective as of December 30, 2005, Section 5 of the Revised Plan is amended in its entirety to read as follows:

                “5.           The Company shall maintain separate memorandum accounts of the amounts deferred by each director in accordance with the requirements of this Section 5.

(a)

For the cash portion that a director elects to defer under the Revised Plan, the director shall elect the portion of the deferral that shall be credited to the “Interest Account” and the portion of the deferral that shall be credited to the “Stock Account”.

(i)

Amounts credited to the Interest Account shall be credited at the end of each calendar quarter with interest at a rate equivalent to the prime rate of interest as set by Mellon Bank at the beginning of such quarter.

(ii)

Amounts credited to the Stock Account shall be deemed to be invested in a number of units of Common Stock of the Company (the “Common Stock”) obtained by dividing such amounts by the Market Value Per Share (as defined below) on the date such amounts are contributed to the Stock Account. From time to time additional units shall be credited to the Stock Account in amounts equal to: (A) the number of units determined by dividing (x) the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) which the director would have received if on the record date for such dividend the Director had been the owner of record of a number of shares of Common Stock equal to the number of units (including fractions) then credited to the Stock Account by (y) the Market Value Per Share; and (B) the number of full and fractional shares of Common Stock which the Director would have received if on the record date for a dividend which is to be paid in Common Stock, the director had been the owner of record of a number of shares of Common Stock equal to the number of units (including fractions) then credited to the Stock Account. The Stock Account shall be appropriately adjusted for any change in the Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, or any similar change affecting the Common Stock.

For purposes of the Revised Plan, the term “Market Value Per Share” is defined as the last sale price per share on the date of reference for shares of Common Stock as reported on the New York Stock Exchange on such date (or, if such date shall not be a business day, the next preceding day which shall be a business day). If no sale occurs on such date, the Market Value Per Share shall be determined, in the manner described above, as of the first preceding business day on which a sale occurs.

When amounts in the Stock Account become payable, such amounts shall be paid in cash.

(b)

For the stock portion that a director elects to defer under the Revised Plan, the Company shall establish a memorandum account and credit such account with the stock portion of the deferred compensation. If the director has made a separate election to defer receipt of dividends, this account shall be credited at the end of each quarter with any dividends declared by the Company.”

4.	Effective as of December 30, 2005 the Revised Plan is amended by adding a new Section 11 to read as follows:

“11.           The terms of this Revised Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with the provisions of Section 409A of the Internal Revenue Code and regulations and rulings thereunder.”